Exhibit 107

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

FOXO Technologies Inc.

(Name of Issuer)

FOXO Technologies Inc.

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction		Fee	Amount of
	Valuation		rate	Filing Fee
Fees to Be Paid	$3,866,213.40	(1)	0.0001102	$426.06	(2)
Fees Previously Paid
Total Transaction Valuation	$3,866,213.40
Total Fees Due for Filing				$426.06
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due				$426.06

(1)	FOXO Technologies Inc. (the “Company”) is offering holders of all 1,905,853 of the Company’s Assumed Warrants outstanding as of April 27, 2023 (the “Assumed Warrants”) the opportunity to exchange such Assumed Warrants for 4.83 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) for each Assumed Warrant tendered (the “Offer to Exchange”). Pursuant to the Offer to Exchange, the Company will issue approximately 9,205,270 shares of Class A Common Stock, assuming all Assumed Warrants are validly tendered. The transaction value was determined by using the average of the high and low prices of the Class A Common Stock as reported on NYSE American on April 26, 2023, which was $0.42.

(2)	The amount of the filing fee is estimated for purposes of calculating the amount of the filing fee only and assumes that all outstanding Assumed Warrants will be exchanged and is calculated in accordance with Rule 0-11 under Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2023.